Exhibit 99.1

VINCE HOLDING CORP. REPORTS SECOND QUARTER 2022 RESULTS

NEW YORK, New York – September 12, 2022 – Vince Holding Corp. (NYSE: VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the second quarter 2022 ended July 30, 2022.

Highlights for the second quarter ended July 30, 2022:

•

Net sales increased 13.4% to $89.2 million as compared to $78.7 million in the same period last year reflecting a 20.5% increase in Vince brand sales and a 27.9% decrease in Rebecca Taylor and Parker sales, combined.

•	Gross margin rate was 40.8% compared to 45.0% in the same period last year.
•

Loss from operations was $5.2 million compared to income from operations of $2.6 million in the same period last year. Loss from operations for the second quarter of fiscal 2022 includes a $1.7 million impairment charge associated with the Rebecca Taylor indefinite-lived tradename and a $0.9 million impairment charge associated with property and equipment of certain Rebecca Taylor retail stores.

•	Net loss was $15.0 million or $(1.23) per share compared to a net loss of $0.6 million or $(0.05) per share in the same period last year.

Jack Schwefel, Chief Executive Officer, commented, “During the second quarter we saw momentum in Vince across both our women’s and men’s businesses as customers have returned to more normalized activities and events and are gravitating to the versatility of our sophisticated high-quality assortment. While we are operating in a challenging macro environment with increased pressure on profitability, we remain focused on executing against our strategic initiatives for Vince, including the upcoming relaunch of the brand’s e-commerce platform.”

Mr. Schwefel continued, “Given the increased headwinds from the range of macroeconomic and pandemic related issues in the industry that Rebecca Taylor in particular has faced over the past two years, we have made the difficult decision to exit our Rebecca Taylor business. The closure of Rebecca Taylor will allow the company to focus on Vince’s core businesses and our overall financial foundation for the long-term.”

For the second quarter ended July 30, 2022:

•	Total Company net sales increased 13.4% to $89.2 million compared to $78.7 million in the second quarter of fiscal 2021.
•

Gross profit was $36.4 million, or 40.8% of net sales, compared to gross profit of $35.4 million, or 45.0% of net sales, in the second quarter of fiscal 2021. The decrease in the gross margin rate was primarily due to unfavorable year-over-year adjustments to inventory reserves, higher product and freight costs, and an increase in promotional activity, partially offset by favorable leveraging of distribution and other overhead costs.

•

Selling, general, and administrative expenses were $39.0 million, or 43.7% of sales, compared to $32.7 million, or 41.6% of sales, in the second quarter of fiscal 2021. The increase in SG&A dollars was primarily the result of higher payroll and compensation expense, higher rent expense and increased consulting and other third-party costs.

•

Loss from operations was $5.2 million compared to income from operations of $2.6 million in the same period last year. Loss from operations for the second quarter of fiscal 2022 included a $1.7 million impairment charge associated with the Rebecca Taylor indefinite-lived tradename and a $0.9 million impairment charge associated with property and equipment of certain Rebecca Taylor retail stores.
•

Income tax expense was $7.9 million as a result of an annual non-cash deferred tax expense created by the amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes. This compares to an income tax expense of $1.3 million in the same period last year.

•	Net loss was $15.0 million or $(1.23) per share compared to a net loss of $0.6 million or $(0.05) per share in the same period last year.
•

The Company ended the quarter with 67 company-operated Vince stores and 18 company-operated Rebecca Taylor stores, a net increase of 7 company-operated Rebecca Taylor stores since the second quarter of fiscal 2021.

Vince Second Quarter Highlights

•	Net sales increased 20.5% to $80.9 million as compared to the second quarter of fiscal 2021.
•	Wholesale segment sales increased 32.8% to $46.7 million compared to the second quarter of fiscal 2021.
•	Direct-to-consumer segment sales increased 6.9% to $34.2 million compared to the second quarter of fiscal 2021.
•	Income from operations excluding unallocated corporate expenses was $12.2 million compared to income of $15.6 million in the same period last year.

Rebecca Taylor and Parker Second Quarter Highlights

•	Net sales decreased 27.9% to $8.3 million as compared to the second quarter of fiscal 2021.
•

Loss from operations was $5.5 million compared to a loss from operations of $1.6 million in the same period last year.  The second quarter of fiscal 2022 loss from operations includes impairment charges of $1.7 million associated with the Rebecca Taylor indefinite-lived tradename and $0.9 million associated with property and equipment of certain Rebecca Taylor retail stores.

Net Sales and Operating Results by Segment:

	Three Months Ended
	July 30,	July 31,
(in thousands)	2022	2021(1)
Net Sales:
Vince Wholesale	$46,692	$35,170
Vince Direct-to-consumer	34,200	31,982
Rebecca Taylor and Parker	8,302	11,521
Total net sales	$89,194	$78,673

Income (loss) from operations:
Vince Wholesale	$12,797	$11,135
Vince Direct-to-consumer	(617)	4,432
Rebecca Taylor and Parker	(5,485)	(1,571)
Subtotal	6,695	13,996
Unallocated corporate(2)	(11,899)	(11,361)
Total (loss) income from operations	$(5,204)	$2,635

(1) Beginning with the fourth quarter of fiscal 2021, the Company changed the allocation methodology for certain corporate operational expenses between the Vince Wholesale and Vince Direct-to-consumer segments. The prior period has been updated to conform to the current allocation methodology. These changes did not impact the Company’s previously reported consolidated financial results.

(2) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the second quarter of fiscal 2022, total borrowings under the Company’s debt agreements totaled $115.7 million and the Company had $37.1 million of excess availability under its revolving credit facility.

Net inventory at the end of the second quarter of fiscal 2022 was $129.5 million compared to $74.3 million at the end of the second quarter of fiscal 2021. The year-over-year increase in inventory was driven primarily by the planned strategic decision to increase orders of pre-fall and fall assortments as well as a higher investment in replenishment products, and the anticipated higher product costs related to transportation and raw materials inflation.

During the second quarter ended July 30, 2022, the Company issued and sold 68,106 shares of common stock under the ATM program for aggregate net proceeds of $520 thousand, at an average price of $7.64 per share.  Additional shares remain available under the program and proceeds will be used as sources, along with cash from operations, to fund future growth.

Plan to Exit the Rebecca Taylor Business

The Company has the made the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The Company is in discussions with its lenders to finalize the wind down plan, which is expected to include selling off its assets and exiting its various business channels.

2022 Second Quarter Earnings Conference Call

A conference call to discuss the second quarter results will be held today, September 12, 2022, at 4:45 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 927-1758, conference ID 413725. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group led primarily by the Vince brand. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 50 full-price retail stores, 17 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to realize the benefits of our strategic initiatives, including our ability to successfully implement and execute our omni-channel and customer strategies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; general economic conditions; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to successfully implement the wind down of the Rebecca Taylor business; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; seasonal and quarterly variations in our revenue and income; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; ; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; the extent of our foreign sourcing; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Net sales	$89,194	$78,673	$167,570	$136,206
Cost of products sold	52,822	43,295	95,563	75,345
Gross profit	36,372	35,378	72,007	60,861
as a % of net sales	40.8%	45.0%	43.0%	44.7%
Impairment of intangible assets	1,700	—	1,700	—
Impairment of long-lived assets	866	—	866	—
Selling, general and administrative expenses	39,010	32,743	79,930	65,327
as a % of net sales	43.7%	41.6%	47.7%	48.0%
(Loss) income from operations	(5,204)	2,635	(10,489)	(4,466)
as a % of net sales	(5.8)%	3.3%	(6.3)%	(3.3)%
Interest expense, net	1,882	1,927	3,766	3,805
(Loss) income before income taxes	(7,086)	708	(14,255)	(8,271)
Provision for income taxes	7,903	1,298	7,903	3,941
Net loss	$(14,989)	$(590)	$(22,158)	$(12,212)
Loss per share:
Basic loss per share	$(1.23)	$(0.05)	$(1.83)	$(1.03)
Diluted loss per share	$(1.23)	$(0.05)	$(1.83)	$(1.03)
Weighted average shares outstanding:
Basic	12,220,693	11,898,360	12,125,759	11,855,535
Diluted	12,220,693	11,898,360	12,125,759	11,855,535

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	July 30,	January 29,	July 31,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,073	$1,056	$1,524
Trade receivables, net	27,469	29,948	31,158
Inventories, net	129,472	78,564	74,336
Prepaid expenses and other current assets	4,179	5,804	5,614
Total current assets	162,193	115,372	112,632
Property and equipment, net	15,590	17,117	17,687
Operating lease right-of-use assets	82,437	92,677	88,992
Intangible assets, net	73,807	75,835	76,163
Goodwill	31,973	31,973	31,973
Other assets	3,218	4,253	3,745
Total assets	$369,218	$337,227	$331,192

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$80,309	$46,722	$50,789
Accrued salaries and employee benefits	6,259	6,244	5,268
Other accrued expenses	12,148	13,226	12,451
Short-term lease liabilities	22,860	22,700	24,231
Current portion of long-term debt	2,625	2,625	1,375
Total current liabilities	124,201	91,517	94,114
Long-term debt	111,992	88,869	84,759
Long-term lease liabilities	83,109	94,367	90,655
Deferred income tax liability and other liabilities	14,469	6,694	6,761
Stockholders' equity	35,447	55,780	54,903
Total liabilities and stockholders' equity	$369,218	$337,227	$331,192